UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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    Medidata Solutions, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 9, 2010

Dear Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Medidata Solutions, Inc., which will be held at 10:00 a.m., local time, on May 18, 2010, at the Hilton Woodbridge, 120 Wood Avenue South, Iselin, New Jersey 08830.

This is the first annual meeting of stockholders of Medidata Solutions, Inc. We became a publicly traded company upon the completion of the initial public offering of our common stock on June 30, 2009.

At the meeting, we will ask you to elect seven directors, constituting the entire board of directors, to serve for the ensuing year and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. The meeting also will provide us an opportunity to review with you our business and affairs since our initial public offering.

Your vote is important. Whether or not you plan to attend the meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone or by mailing a proxy or voting instruction card. Voting over the internet, by telephone or by written proxy will ensure your representation at the annual meeting regardless of whether you attend in person. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

We look forward to seeing you at the meeting.

Sincerely,

Tarek A. Sherif
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders

to Be Held on May 18, 2010

This proxy statement, along with our 2009 annual report to stockholders for the year ended December 31, 2009, are available free of charge at the following website: www.proxyvote.com.

2010 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

(continued)

ii

MEDIDATA SOLUTIONS, INC.

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 18, 2010

The annual meeting of stockholders of Medidata Solutions, Inc. will be held at the Hilton Woodbridge, 120 Wood Avenue South, Iselin, New Jersey 08830 on May 18, 2010, at 10:00 a.m., local time, for the following purposes:

1.	To elect seven directors, constituting the entire board of directors, to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

3.	To transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

Attached to this notice is a proxy statement setting forth information with respect to the above items and certain other information.

If you owned our common stock at the close of business on March 24, 2010, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in New York, New York for the ten days prior to the meeting for any purpose related to the meeting.

Your vote is very important. Whether or not you plan to attend the meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy or voting instructions for the meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “Voting” under General Information beginning on page 2 of this proxy statement and the instructions on the proxy or voting instruction card.

By order of the board of directors

Michael I. Otner
General Counsel and Secretary

April 9, 2010

79 Fifth Avenue, 8th Floor

New York, New York 10003

PROXY STATEMENT

FOR

2010 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the 2010 annual meeting of stockholders to be held on May 18, 2010 (the “Annual Meeting”), or at any adjournments or postponements of the Annual Meeting, at the time and place and for the purposes specified in the accompanying notice.

In this proxy statement, the terms “our company,” “Medidata,” “we,” “us” and “our” refer to Medidata Solutions, Inc. and its consolidated subsidiaries and their predecessors. The mailing address of our principal executive office is Medidata Solutions, Inc., 79 Fifth Avenue, 8th Floor, New York, New York 10003.

All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the Annual Meeting in accordance with the instructions given in the proxy. When voting regarding the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. When voting regarding the ratification of the appointment of our independent registered public accounting firm, stockholders may vote for or against the proposal or may abstain from voting. Stockholders should vote their shares on the enclosed proxy card. If no choice is indicated, proxies that are signed and returned will be voted “FOR” the election of all director nominees and the ratification of the appointment of the independent registered public accounting firm.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting. Such proxies, together with this proxy statement and our 2009 annual report, are first being sent to stockholders on or about April 9, 2010.

Stockholders Entitled to Vote; Record Date

As of the close of business on March 24, 2010, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 23,115,391 shares of our common stock, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder. No shares of preferred stock of the company were outstanding as of March 24, 2010.

Quorum; Vote Required; Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of our common stock entitled to vote at the meeting, either present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

With respect to Proposal No. 1 (election of directors), our bylaws provide that each director must be elected by a plurality of the votes cast, meaning that the seven nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” will affect the outcome. Withheld votes or broker non-votes will not affect the outcome of the vote.

Proposal No. 2 (approval of auditors) must receive a “FOR” vote by a majority of the shares present or represented and entitled to vote on this proposal at the Annual Meeting to be approved by our stockholders. Abstentions from voting on this proposal will have the practical effect of a vote against this proposal because an abstention results in one less vote for the proposal.

Please note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

Voting

In person. Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

By proxy. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy by one of the methods described below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

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By Internet—Stockholders of record of our common stock with internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:59 p.m. eastern time on May 17, 2010. Most stockholders who hold shares beneficially in street name may vote by accessing the web site specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for internet voting availability.

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By Telephone—Stockholders of record of our common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:59 p.m. eastern time on May 17, 2010. Most stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for telephone voting availability.

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By Mail—Stockholders of record of our common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

If any matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of Proxy

Any holder of our common stock has the right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date or (3) attending the Annual Meeting and voting in person. Attendance by a stockholder at the Annual Meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

Cost and Method of Solicitation

We will bear the cost of the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or facsimile or in person. We will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such material by mail to each beneficial owner of shares of our common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in doing so.

Voting Results

We will announce preliminary voting results at the Annual Meeting. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors, constituting the entire board of directors, are to be elected to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified. The seven nominees for election at the Annual Meeting are listed below with their biographies. All nominees are currently serving as directors. We are not aware of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the board of directors may nominate as a substitute.

The board of directors, acting through its nominating and governance committee, is responsible for nominating a slate of director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide the company and function effectively as a board.

The nominating and governance committee seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of our company’s business. The nominees for director include individuals who hold or have held senior executive positions in organizations operating in industries and end-markets that our company serves and individuals who have experience serving on boards of directors and board committees of other public companies. In these positions, they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and oversight, leadership development and corporate governance practices and trends.

The nominating and governance committee believes that each of the nominees has other key attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on the board of directors and its committees. The nominating and governance committee takes into account diversity considerations in determining the company’s slate and planning for director succession and believes that, as a group, the nominees bring a diverse range of perspectives to the deliberations of the board of directors. Each of the nominees, other than Messrs. Sherif and de Vries, co-founders of the company, are also independent of the company and management. We believe the atmosphere of our boards of directors is collegial and that all directors are engaged in their responsibilities. For additional information about our director independence requirements, consideration of director candidates, leadership structure of our boards of directors and other corporate governance matters, see “Corporate Governance and Board Matters” beginning on page 8 of this proxy statement.

In addition to the above, the nominating and governance committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

Nominees for Election

Tarek A. Sherif is one of our founders. Mr. Sherif has served as our chief executive officer since 2001 and as a member of our board of directors since 2000. Prior to forming Medidata, Mr. Sherif was the managing member of Sherif Partners L.L.C., a company focused on public and private investments in technology and life science companies. Prior to that, Mr. Sherif served as portfolio manager at R.D.L. Securities, a privately held equity fund specializing in publicly traded technology companies, including those in the healthcare and information technology fields. Mr. Sherif has also served as assistant vice president of corporate finance at General Electric Capital Corporation, and mergers and acquisitions analyst at Brown Brothers Harriman & Company. Mr. Sherif holds a B.A. in economics from Yale College and an M.B.A. in business administration and finance from Columbia University.

Mr. Sherif brings to our board of directors detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of our business. In addition, his leadership of our company through its successful initial public offering process and his knowledge of the company’s industry and business as a co-founder and chief executive officer position him well to serve as our chairman.

Director since 2000	Age 47

Glen M. de Vries is one of our founders. Mr. de Vries has served as our president since February 2008 and as a member of our board of directors since 1999. From 2000 to 2008, Mr. de Vries served as our chief technology officer. Mr. de Vries has over 15 years of experience in medical software development, including electronic health records and consumer-targeted products. As president of OceanTek, Inc., a web development firm focused on applications for the healthcare industry, Mr. de Vries was the chief consultant for a Fortune 500 global e-commerce project, and was the author of web security components currently in use by websites and corporate intranets. Previously, he served as a research assistant at Columbia University focusing on both research science and creating a paperless clinical data management system. Mr. de Vries holds a B.S. in molecular biology and genetics from Carnegie Mellon University.

Mr. de Vries’ significant experience as the company’s co-founder, former chief technology officer and president provides our board of directors with unique perspectives and insights regarding the company’s innovation and strategic vision.

Director since 1999	Age 37

Carlos Dominguez has held various executive positions at Cisco Systems Inc. and has been serving as its senior vice president, office of the chairman and chief executive officer since January 2008. Mr. Dominguez joined Cisco in 1992 and previously served as senior vice president of its Worldwide Service Provider Operations group from 2004 to 2008 and as a vice president for U.S. Service Provider Sales from 1999 to 2004.

Mr. Dominquez brings to our board of directors significant managerial experience at Cisco, which gives him the ability to address complex management issues at the most senior levels and provide critical insights into the operational requirements of a global technology company.

Director since 2008	Age 51

Neil M. Kurtz, M.D. has served as president and chief executive officer of Golden Living since August 2008. Prior to joining Golden Living, Dr. Kurtz served as president and chief executive officer and a member of the board of directors of TorreyPines Therapeutics, Inc., a clinical-stage biopharmaceutical company, since 2002. Dr. Kurtz co-founded Worldwide Clinical Trials, a contract research organization, where he held the positions of president and chief executive officer until its acquisition by United Health Group, or UHG, in 1999. After the acquisition, Dr. Kurtz became president of Ingenix Pharmaceutical Services, a division of UHG, and also served as a member of the UHG Executive Board until joining TorreyPines Therapeutics, Inc. Dr. Kurtz’s career includes senior positions with Boots Pharmaceuticals, Bayer Corporation, Bristol-Myers Squibb and Merck. He currently serves on the board of directors of NeurogesX, Inc., a specialty pharmaceutical company. Dr. Kurtz holds a B.A. in psychology from New York University and an M.D. from the Medical College of Wisconsin.

Dr. Kurtz brings to our board of directors significant operational, regulatory, and financial experience as a senior executive and director in the healthcare industry.

Director since 2002	Age 59

George W. McCulloch is currently a partner at Level Equity Management, LLC, a private investment firm he co-founded in July 2009. Previously Mr. McCulloch served as a managing director at Insight Venture Partners, or Insight, which he joined in January 2003. Mr. McCulloch holds a B.A. in history from Stanford University.

Mr. McCulloch brings to our board of directors significant operational, financial, and investment experience from his involvement in Level Equity and Insight and their numerous portfolio companies.

Director since 2004	Age 33

Peter Sobiloff has served as a managing director at Insight Venture Partners since 2000. Immediately prior to joining Insight in 1998, he was vice president of business development at i2 Technologies from 1997 to 1998. Mr. Sobiloff was previously president of Think Systems, a supply chain management software company. Prior to this, he was president of Datalogix, a vendor of enterprise application software for process manufacturers, and previously held senior executive roles at Ross Systems, a vendor of financial application software. Mr. Sobiloff holds a B.A. from Baruch University.

Mr. Sobiloff brings to our board of directors significant operational, financial, and investment experience from his involvement in Insight and its numerous portfolio companies.

Director since 2004	Age 53

Robert B. Taylor has served as senior vice president for finance and administration of the Colonial Williamsburg Foundation since January 2001. Prior to joining the Colonial Williamsburg Foundation, Mr. Taylor previously served as vice president and treasurer of Wesleyan University from 1985 to 2001. Mr. Taylor also serves on the board of directors of Zygo Corporation and as a member of its corporate governance/nominating committee and chairman of its audit committee. Mr. Taylor holds a B.A. from St. Lawrence University.

Mr. Taylor brings to our board of directors significant experience in accounting and finance which qualifies him as our “financial expert” and operational, investment and governance experience from his role as a senior executive and chief financial officer of two large enterprises. Our board of directors also benefits from Mr. Taylor’s experience serving on the boards of for profit and not-for-profit companies, including as chair of the audit committee of another public company.

Director since 2008	Age 62

Vote Required

If a quorum is present at the Annual Meeting, the seven nominees receiving the highest number of votes cast will be elected as directors.

Board Recommendation

Our board of directors recommends a vote FOR the election to the board of directors of each of the foregoing nominees.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

The board of directors has affirmatively determined that each of the director nominees standing for election, except Tarek Sherif as chief executive officer and Glen de Vries as president, has no relationship that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of the director independence standards of the company, The Nasdaq Stock Market Inc. (“NASDAQ”) and the Securities and Exchange Commission (“SEC”). Furthermore, the board of directors has determined that each member of each of the committees of the board of directors is independent within the meaning of applicable committee independence standards of the company, NASDAQ and the SEC, including Rule 10A-3(b)(1) under the Exchange Act of 1934 , as amended (“Exchange Act”). In making that determination, the board of directors considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

At least annually, the board of directors evaluates all relationships between the company and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the board of directors makes an annual determination of whether each director is independent within the meaning of the independence standards of the company, NASDAQ and the SEC.

Board of Directors and Committees

Upon completion of our initial public offering in June 2009, our board of directors consisted of seven members. The board of directors is responsible for oversight of our business and affairs. To assist the board of directors in carrying out its duties, the board has delegated certain authority to three standing committees: the audit committee, the compensation committee, and the nominating and governance committee.

The membership of each of the audit committee, the compensation committee, and the nominating and governance committee is composed entirely of independent directors. In addition, the members of the audit committee meet the heightened standards of independence for audit committee members required by SEC rules and NASDAQ rules. The committee membership and the responsibilities of each of the committees are described below.

Name	Audit	Nominating and Governance	Compensation
Tarek A. Sherif	—	—	—
Glen M. de Vries	—	—	—
Carlos Dominguez(I)	—
Neil M. Kurtz, M.D.(I)		—
George W. McCulloch(I)		—
Peter Sobiloff(I)	—		—
Robert B. Taylor(I)			—

Chairman
Member
(I) Independent director

In addition, in connection with our initial public offering and secondary offering, the board formed a pricing committee comprised of Tarek Sherif, Glen de Vries, George McCulloch and Peter Sobiloff.

The board of directors has adopted a written charter for each of the three standing committees. Each committee charter is available free of charge in the Corporate Governance section of our website at http://investor.mdsol.com/governance.cfm or by writing to Medidata Solutions, Inc., 79 Fifth Avenue, 8th Floor, New York, New York 10003, c/o Corporate Secretary.

Audit Committee

Messrs. Taylor, Kurtz and McCulloch currently serve on the audit committee. Mr. Taylor is the chairman of our audit committee. The board of directors has determined that each member of the audit committee is independent within the meaning of the director independence standards of the company and NASDAQ as well as the heightened director independence standards of the SEC for audit committee members, including Rule 10A-3(b)(1) under the Exchange Act. The board of directors has also determined that each of the members of the audit committee is financially sophisticated and is able to read and understand consolidated financial statements and that Mr. Taylor is an “audit committee financial expert” as defined in the Exchange Act.

The composition and responsibilities of the audit committee and the attributes of its members, as reflected in the charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee charter will be reviewed, and amended if necessary, on an annual basis.

The audit committee assists the board in fulfilling its oversight responsibility relating to our financial statements and the disclosure and financial reporting process, our system of internal controls, our internal audit function, the qualifications, independence and performance of our independent registered public accounting firm, compliance with our code of ethics and legal and regulatory requirements. The audit committee has the sole authority to appoint, retain, terminate, compensate and oversee the work of the independent registered public accounting firm, as well as to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm.

Compensation Committee

Messrs. Dominguez , Kurtz and McCulloch currently serve on the compensation committee. Mr. Dominguez is the chairman of our compensation committee. The board of directors has determined that each member of the compensation committee is a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act and independent within the meaning of the director independence standards of the company and NASDAQ. In addition, each member of the compensation committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee” director as defined under Section 16 of the Exchange Act.

The compensation committee reviews and approves our general compensation strategy and on an annual basis evaluates the chief executive officer’s performance, determines compensation arrangements for all of our executive officers, including our chief executive officer, and makes recommendations to the board of directors concerning compensation policies for us and our subsidiaries. The CD&A included in this proxy statement includes additional information regarding the compensation committee’s processes and procedures for considering and determining executive officer compensation.

The compensation committee is also responsible for, among other things, administering any incentive compensation plans, equity-based compensation plans and other benefit plans and making recommendations to the board of directors with respect to such plans; reviewing and recommending compensation programs for outside directors; reviewing and approving the compensation discussion and analysis and compensation committee report that the SEC requires in our annual proxy statement; and reviewing the succession planning for our executive officers. The compensation committee has the authority to engage independent advisors to assist it in carrying out its responsibilities and the sole authority to approve any such advisor’s fees and other retention terms.

Nominating and Governance Committee

Messrs. Taylor, Dominguez and Sobiloff currently serve on the nominating and governance committee. Mr. Taylor is the chairman of our nominating and governance committee. The board of directors has determined that each member of the nominating and governance committee is independent within the meaning of the director independence standards of the company, NASDAQ and the SEC.

The nominating and governance committee is responsible for, among other things: reviewing board composition, procedures and committees, and making recommendations on these matters to the board of directors; reviewing, soliciting and making recommendations to the board of directors and stockholders with respect to candidates for election to the board; and overseeing compliance by the board of directors and management with our corporate governance principles and ethics standards and code of conduct.

Consideration of Director Candidates

Director Qualifications. The nominating and governance committee has not formally established any specific, minimum qualifications that must be met by each candidate for the board of directors or specific qualities or skills that are necessary for one or more of the members of the board of directors to possess.

Identifying Nominees. The nominating and governance committee has two primary methods for identifying director candidates (other than those proposed by our stockholders, as discussed below). First, on a periodic basis, the nominating and governance committee will solicit ideas for possible candidates from a number of sources, including members of the board of directors, Medidata executives and individuals personally known to the members of the board of directors. Second, the nominating and governance committee is authorized to use its authority under its charter to retain at the company’s expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). The board of directors currently anticipates that at least one of its members who initially joined the board of directors as a representative of one of the company’s venture capital investors will transition off the board of directors during 2010, following the selection and appointment of a successor to the board. The nominating and governance committee has begun the process to identify independent director candidates to replace one of those directors who may choose to transition off the board of directors.

Stockholder Candidates. The nominating and governance committee will consider candidates for nomination as a director submitted by stockholders. Although the nominating and governance committee does not have a separate policy that addresses the consideration of director candidates recommended by stockholders, the board of directors does not believe that such a separate policy is necessary because our bylaws permit stockholders to nominate candidates and one of the duties set forth in the nominating and governance committee charter is to consider director candidates submitted by stockholders in accordance with our bylaws. The nominating and governance committee will evaluate individuals recommended by stockholders for nomination as directors according to the criteria discussed above and in accordance with our bylaws and the procedures described under “Stockholder Proposals and Nominations” on page 37 of this proxy statement.

Review of Director Nominees. The nominating and governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by our directors, executive officers, third-party search firms or other sources. In evaluating proposed director candidates, the nominating and governance committee may consider, in addition to any minimum qualifications and other criteria for board of directors membership approved by the board of directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the proposed director candidate’s understanding of the company’s business and industry on a technical level, his or her judgment and skills, his or her depth and breadth of professional experience or other background characteristics, his or her independence, his or her willingness to devote the time and effort necessary to be an effective board member, and the needs of the board of directors. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the board of directors believes that it is essential that its members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the board of directors to best fulfill its responsibilities to the long-term interests of our stockholders. The nominating and governance committee considers at least annually, and recommends to the board of directors suggested changes to, if any, the size, composition, organization and governance of the board of directors and its committees.

Board Meetings and Attendance

The board of directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when an important matter requires action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility.

During 2009, the board of directors held eight meetings, the audit committee held nine meetings, the compensation committee held eight meetings, and the nominating and governance committee did not meet. There were also numerous informal meetings and communications among the audit committee chair, various audit committee members, the independent registered public accounting firm and members of management. The pricing committee is not a standing committee and held two meetings, at which all members were present.

Each director attended at least 75% of all board of directors and applicable committee meetings. Directors are expected to attend meetings of the board of directors and meetings of committees on which they serve and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are encouraged to attend annual meetings of our stockholders.

Board Leadership Structure

Under our corporate governance guidelines, the board of directors does not have a policy on whether or not the role of the chairman of the board and chief executive officer should be separate or combined and, if it is to be separate, whether the chairman should be selected from the non-employee directors or be an employee. The board of directors believes that Mr. Sherif’s dual role as both chairman of the board and chief executive officer serves the best interests of both the company and its stockholders. His combined role enables decisive leadership, ensures clear accountability, and enhances the company’s ability to communicate its message and strategy clearly and consistently to the company’s stockholders, employees, customers and suppliers. Mr. Sherif possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the company and its businesses and is thus best positioned to develop agendas that ensure that the time and attention of the board of directors are focused on the most critical matters. This structure also enables our chief executive officer to act as a bridge between management and the board of directors, helping both to act with a common purpose.

The board of directors appreciates that the advantages gained by having a single chairman and chief executive officer must be viewed in light of potential independence concerns. The board considers, however, that we have adequate safeguards in place to address those concerns. In accordance with our governance guidelines, our board of directors consists of a supermajority of independent directors. In addition, our audit, compensation and nominating and governance committees, which oversee critical matters such as the integrity of our financial statements, the compensation of executive management, the selection and evaluation of directors, and the development and implementation of corporate governance policies, each consist entirely of independent directors.

Board’s Role in Risk Oversight

Our board of directors as a whole has responsibility for risk oversight, with reviews of certain areas conducted by the relevant committees that report on their deliberations to the board of directors. The oversight responsibility of the board of directors and its committees is enabled by management reporting processes that are designed to provide visibility to the board of directors about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance, safety and reputational risks. The board of directors and its committees oversee risks associated with their respective principal areas of focus, as summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors	Strategic, financial and execution risks and exposures associated with the annual operating plan, and strategic planning (including matters affecting capital allocation); and other matters that may present material risk to the company’s operations, plans, prospects or reputation; and acquisitions and divestitures (including through post-closing reviews).

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Nominating and Governance Committee	Risks and exposures relating to our programs and policies relating to corporate governance; and director succession planning.

Compensation Committee	Risks and exposures associated with leadership assessment, management development and succession planning, and executive compensation programs and arrangements, including incentive plans. The compensation committee reviews compensation arrangements and programs to ensure that they do not create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the company.

Meetings of Independent Directors

Following our initial public offering in 2009, we adopted governance guidelines that allow the independent directors of the company to meet in regularly scheduled executive sessions without management participation at times and for reasons as they desire. Beginning in 2010, our independent directors will meet at regularly scheduled quarterly executive sessions without management participation. Currently, the director who will preside at these meetings is Mr. Taylor, chairman of our nominating and governance and audit committees.

Outside Advisors

Our board of directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The board of directors need not obtain management’s consent to retain outside advisors.

Board Effectiveness

Our board of directors performs an annual self-assessment, led by Mr. Taylor, in his capacity as chairman of the nominating and governance committee, to evaluate its effectiveness in fulfilling its obligations.

Corporate Governance Guidelines

Our board of directors adopted corporate governance guidelines to assist and guide the directors in the exercise of their responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, NASDAQ and our certificate of incorporation and bylaws. Our corporate governance guidelines are available in the corporate governance section of our website at http://investor.mdsol.com/governance.cfm. Although these guidelines have been approved by the board of directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the board of directors at any time as it deems appropriate.

Code of Business Conduct and Ethics

Our board of directors adopted a “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended (“Securities Act”), and the Exchange Act that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of ethics is designed to codify the ethical standards that we believe are reasonably designed to deter wrong-doing and to promote, among other things, adherence to the following principles:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable financial statements;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code; and

•	accountability for adherence to the code.

We have established procedures to ensure that suspected violations of the code may be reported anonymously. A current copy of our code of ethics is available at http://investor.mdsol.com/governance.cfm. A copy may also be obtained, free of charge, from us upon a request directed to Medidata Solutions, Inc., 79 Fifth Avenue, 8th Floor, New York, New York 10003, c/o Corporate Secretary. We intend to disclose any amendments to or waivers of a provision of the code of ethics granted to directors and officers by posting such information on our website available at www.mdsol.com and/or in our public filings with the SEC.

Stockholder Communications with the Board

Stockholders and other interested parties may make their concerns known confidentially to the board of directors or the independent directors by submitting a communication in an envelope addressed to the “Board of Directors,” a specifically named independent director or the “Independent Directors” as a group, in care of the Secretary. All such communications will be conveyed, as applicable, to the full board of directors, the specified independent director or the independent directors as a group.

Compensation Committee Interlocks and Insider Participation

During 2009, Messrs. Dominguez, Kurtz and McCulloch served as members of our compensation committee. No member of the compensation committee has been an officer or employee of the company, or had any other relationship with us requiring disclosure herein. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors or compensation committee.

Director Compensation

The compensation committee of our board of directors has adopted a compensation policy that is applicable to all of our non-employee directors. This compensation policy provides that each such non-employee director will receive the following compensation for service on our board of directors:

•	an annual cash retainer of $30,000;

•	an additional annual cash retainer of $20,000 for serving as chairman of the audit committee and $12,000 for serving as a member of the audit committee;

•	an additional annual cash retainer of $15,000 for serving as chairman of the compensation committee and $10,000 for serving as a member of the compensation committee;

•	an additional annual cash retainer of $5,000 for serving as chairman of the nominating and governance committee and $4,000 for serving as a member of the nominating and governance committee; and

•

upon first joining our board of directors, and at each subsequent annual meeting, an equity award valued at $100,000, comprised 50% of restricted shares and 50% in options. The initial equity awards vest over four years and the subsequent annual awards vest over two years.

In addition, we reimburse our directors for all reasonable expenses incurred for attending meetings and service on our board of directors.

Other than as provided below, there were no other arrangements pursuant to which any director was compensated during the year ended December 31, 2009 for service as a director. We do not provide any retirement benefits or other perquisites to our directors. Neither of our employee-directors received compensation during 2009 for service as a member of our board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Carlos Dominguez	$49,067	$86,394	(2)	$49,999	—		$185,460
Neil M. Kurtz	52,000	49,994		49,999	$36,111	(3)	188,104
George W. McCulloch	26,867	49,994		49,999	—		126,860
Peter Sobiloff	17,567	49,994		49,999	—		117,560
Robert B. Taylor	52,583	86,394	(2)	49,999	—		188,976

(1)	On June 24, 2009, each non-employee director was granted 3,571 shares of restricted stock and 5,910 stock options. The value of the stock and option awards has been computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standard Codification, or ASC, 718—Compensation—Stock Compensation which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to directors in exchange for services over the vesting period. For information on the assumptions used to calculate the value of the awards, refer to Note 10 to consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission on March 15, 2010.
(2)	Upon completion of our IPO, we granted Messrs. Dominguez and Taylor an additional 2,600 shares of restricted stock as a part of their 2008 compensation packages, which represent $36,400 of the value of their respective restricted stock awards granted in 2009.
(3)	In May 2009, our board of directors approved providing cash compensation to Mr. Kurtz under our non-employee director compensation plan, retroactive to April 1, 2008 (the date on which Messrs. Dominguez and Taylor joined the board of directors). This resulted in a payment to Mr. Kurtz of approximately $36,111 related to board services performed in 2008.

EXECUTIVE OFFICERS

Named Executive Officers

Our named executive officers include the individuals who served as our chief executive officer and chief financial officer, as well as our three most highly compensated executive officers (other than our chief executive officer and chief financial officer) who served in such capacities during 2009. The following table sets forth certain information with respect to our named executive officers for 2009 as of March 24, 2010.

Name	Age	Position
Tarek A. Sherif	47	Chairman, Chief Executive Officer and Director
Glen M. de Vries	37	President and Director
Bruce D. Dalziel	52	Chief Financial Officer
Steven I. Hirschfeld	47	Executive Vice President—Global Sales and Alliances
Lineene N. Krasnow	58	Executive Vice President—Product and Marketing

Set forth below is a brief description of the business experience of our named executive officers who are not also directors of Medidata.

Bruce D. Dalziel has served as our chief financial officer since October 2007. Prior to joining us, Mr. Dalziel served as chief financial officer of The BISYS Group, Inc., a provider of business process outsourcing solutions, from 2005 to 2007, and as chief financial officer of DoubleClick, Inc., a provider of digital marketing technology and services, from 2001 to 2005. Mr. Dalziel has managed all aspects of finance, including financial reporting and control, tax, treasury and risk management, as well as investor relations, facilities, corporate technology, business operations and legal, with substantial merger and acquisitions activity in both roles. Prior to his employment at DoubleClick, Inc., Mr. Dalziel held a variety of positions at Prudential Insurance Company of America over a 14 year period, including corporate vice president of financial planning and analysis, vice president of institutional asset management sales and chief financial officer of international insurance. Mr. Dalziel holds a B.A. in English literature from Ursinus College, a B.S. in industrial engineering from Georgia Institute of Technology and an M.B.A. from Columbia University.

Steven I. Hirschfeld has served as our vice president—sales since September 2002 and was promoted to executive vice president—global sales and alliances in September 2005. From 1999 to 2001, Mr. Hirschfeld served as vice president of sales at I-Many, Inc., a provider of software and related professional services to support contract-based, business to business relationships. Prior to that, Mr. Hirschfeld spent five years at The Janis Group as sales leader and general manager where he launched and managed several of The Janis Group’s emerging business units and directed the corporate marketing department. Mr. Hirschfeld holds a B.S. in business administration from the University of Delaware.

Lineene N. Krasnow joined us as vice president—marketing in April 2005 and has served as executive vice president—product and marketing since August 2008. Prior to joining us, Ms. Krasnow held various executive positions at IBM Corporation, a globally integrated innovation company. Most recently, Ms. Krasnow served as vice president of marketing management—corporate from 2001 to 2005. Prior to that, Ms. Krasnow’s other positions at IBM included vice president of worldwide marketing management for IBM’s Personal Systems Group; vice president of marketing for IBM Personal Systems Asia-Pacific in Tokyo. Ms. Krasnow holds a B.B.A. in marketing from the University of Notre Dame.

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2009 should be read together with the executive compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Compensation Overview, Objectives and Philosophy

The primary objective of our compensation and benefits program is to attract, motivate and retain the best possible executive talent. We believe that executive compensation should support our business goals and encourage increased stockholder value. We expect to implement and maintain compensation plans that link executive compensation to the achievement of key goals including revenues and profitability measures. We also seek to have plans which are attractive to potential employees relative to other companies with whom we compete for employees.

Compensation Setting Process

Historically, compensation decisions for our executive officers were approved by our board of directors upon the recommendation of our compensation committee, which in turn considered the recommendation of our chief executive officer. We traditionally placed significant emphasis on the recommendation of our chief executive officer with respect to the determination of executive compensation (other than his own), in particular with respect to the determination of base salary, cash incentive and equity incentive awards. In 2008, our compensation committee became solely responsible for administering our executive compensation program. The compensation committee’s composition and oversight of our executive compensation program is described in more detail below and in the section above entitled “Committees of the Board of Directors—Compensation Committee.”

Beginning in March 2008, our board of directors retained Pearl Meyer & Partners to conduct an assessment of our executive compensation practices. This market survey compared the compensation paid to our chief executive officer and our other executive officers to executives at similar management levels and functions at 12 software, healthcare technology services or other technology oriented companies that had median annual revenue of $129 million. This market survey was developed for purposes of establishing a comprehensive compensation plan for 2008 and subsequent years.

Roles of the Compensation Committee and Chief Executive Officer

Our compensation committee administers our new executive compensation program, including:

•

reviewing and making recommendations to the board of directors with respect to adoption and approval of all cash-based and equity-based incentive compensation plans for the chief executive officer and other executives;

•	administering and interpreting all such cash-based and equity-based compensation plans;

•	approving the goals and objectives to be considered in determining compensation for the chief executive officer and other executives;

•	determining salary paid to the chief executive officer and other executives;

•	determining all grants of cash-based and equity-based incentive compensation; and

•	determining the degree to which incentive compensation is earned.

The compensation committee determines all compensation for our chief executive officer and our other executive officers, including salaries, cash-based incentives and equity-based incentives. When making individual compensation decisions for executives other than the chief executive officer, the compensation committee considers the recommendations and performance evaluations made by the chief executive officer with respect to those executives, which evaluation may take into account many factors, including compensation survey data and individual skills, experience and impact on the organization, and personal and corporate performance. In addition, the compensation committee may consider any other factor or input as it deems necessary to make final compensation decisions. In assessing and determining chief executive officer compensation, the committee considers our overall financial and operating performance, the chief executive officer’s contribution to that performance, and other factors in the same manner as it does for the other executives.

Under our executive compensation program, the compensation committee selected target performance levels by which it will evaluate each executive officer’s performance. The compensation committee seeks to establish target performance levels for new incentive compensation programs that are not guaranteed to be achievable, but will require execution of ambitious business strategies over the course of the year. Our compensation committee has discretion to adjust the actual results related to the performance targets, positively or negatively, for items which, in the opinion of the compensation committee, were not reasonably within management’s control. The compensation committee may also modify compensation plan targets in light of new business initiatives that we may wish to pursue and that might have a short-term impact on individual or corporate goals.

Executive Officer Market Compensation Data

To ensure that our executive compensation is competitive in the marketplace, beginning with 2008 compensation arrangements, we relied on comparative benchmark data. We considered selected comparable companies if they met at least the following criteria:

•	business competitor, which consists primarily of technology-focused healthcare services companies;

•	labor market competitor, which consists of high-technology companies focused on information commerce; and

•	annual revenues from approximately $45 million to $1.5 billion.

To develop the list of comparable companies, Pearl Meyer & Partners suggested a list of candidate companies to our compensation committee, which reviewed and adjusted the list after consultation with Pearl Meyer & Partners. We selected the following comparable companies for 2008:

Allscripts—Misys Healthcare Solutions, Inc.	HLTH Corporation
athenahealth, Inc.	MEDecision, Inc.
BladeLogic, Inc.	Merge Healthcare Incorporated
Concur Technologies, Inc.	Phase Forward Incorporated
Eclipsys Corporation	Quality Systems, Inc.
eResearch Technology, Inc.	Taleo Corporation

Pearl Meyer & Partners surveyed the executive compensation data for equivalent executive positions for each of the comparable companies by reviewing their most recent SEC proxy filings to develop a market composite of compensation for each executive position within Medidata. Our management and compensation committee reviewed the survey data with respect to various elements of executive compensation at comparable companies and the level of executive compensation. In consultation with Pearl Meyer & Partners, our 2008 executive compensation program was approved by our compensation committee in May 2008.

During its review of executive compensation for 2009, the compensation committee determined that since it had recently reviewed and established the structure and relative proportion of compensation elements for the named executive officers in May 2008 with the assistance of Pearl Meyer & Partners, and since there was no turnover in our executive team or expectation of material changes in their day-to-day responsibilities, the compensation committee did not deem it necessary to appoint an external consultant for its review and determination of executive compensation for 2009.

With respect to 2010 compensation, we engaged Pearl Meyer & Partners to assess the market competitiveness of its executive compensation. As part of this process, we expanded the peer group to include a broader group of 20 information commerce and software companies. We selected the following comparable companies:

Allscripts—Misys Healthcare Solutions, Inc.	Kenexa Corporation
athenahealth, Inc.	MedAssets, Inc.
Blackbaud Inc.	NetSuite Inc.
Blackboard Inc.	Phase Forward Incorporated
Computer Programs & Systems, Inc.	Quality Systems, Inc.
Dealertrack Holdings Inc.	RightNow Technologies Inc
DemandTec Inc.	SuccessFactors Inc.
Eclipsys Corp	Taleo Corporation
Epiq Systems, Inc.	Ultimate Software Group Inc.
HMS Holdings Corporation	Vocus Inc.

The initial peer group list prepared in 2008 consisted primarily of technology-focused healthcare companies, some of which no longer existed in 2010 due to mergers or acquisitions. The committee also desired an expanded peer group to have a broader representation of companies operate in a similar business model and employ people with the unique skills required to provide on-demand software solutions. In selecting its comparable companies, the committee considered market cap as of December 31, 2009 and annual revenue as measures of size. While a majority of the peer group companies are larger than Medidata with respect to both market capitalization and annual revenue, the committee included them in the assessment despite their larger size, because of its belief that we compete directly with these companies for talent.

Elements of our Compensation

Our compensation framework for our named executive officers consists of the following key elements:

•	Base salary;

•	Annual cash bonuses;

•	Long-term incentives (including the grant of stock options and/or restricted stock units).

In addition to these key elements of compensation, our compensation framework includes employee benefits, limited perquisites and change in control protections. See “Post-Termination Compensation and Benefits.”

Our compensation philosophies with respect to each of these elements, including the basis for the compensation awarded to each of our executive officers, are discussed below. In addition, although each element of compensation described below is considered separately, the compensation committee takes into account the aggregate compensation package for each individual. The committee’s philosophy is to significantly weight those aspects of compensation tied to performance, such as annual cash incentives based on measurable performance objectives and long-term equity incentives. The weighting among the three major components is structured such that a majority of an executive’s potential financial compensation will be incentive-based (cash bonuses and equity incentives), rather than fixed (base salary). Our compensation committee believes that this structure focuses our executive compensation plan on a pay-for-performance basis.

For named executive officers, the compensation committee decided that for retention purposes it would set total annual cash compensation (i.e., base salary plus at target cash incentives awards) with reference to the 50th percentile of the comparable companies. The total value of long-term, equity-based incentive awards would be targeted with reference to the 60th percentile of the comparable companies which, when combined with the 50th percentile-based target for cash compensation, results in overall total target compensation at approximately the 60th percentile of the selected comparable companies group for these named executive officers. In 2010, the compensation committee reduced the long-term equity benchmark for the named executive officers to the 50th percentile.

For 2009, the compensation committee determined that no increases in base salary or incentive targets were necessary from the amounts established by the committee in 2008. In setting 2008 compensation, the compensation committee had established a general goal to pay our named executive officers at the 60th percentile of the market survey results for base salary compensation, at the 60th percentile for total cash compensation (i.e., base salary plus cash incentives awards) for achievement of pre-defined performance objectives (as set forth below). The percentile rankings were made with reference to compensation paid to executives at similar management levels and functions.

We generally categorize our incentive compensation as either annual or long-term. Annual incentive programs included all compensation, whether cash or equity, which is earned or vests based on achieving pre-defined financial performance or other employment objectives within 12 months from the date of grant. Long-term incentive programs included all compensation, whether cash or equity, which is earned or vests based on achieving pre-defined financial performance or other employment objectives more than 12 months after the date of grant.

Base Salary

For 2009, the compensation committee considered the annual base salaries for the named executive officers for the year and confirmed Mr. Sherif’s request that no increases be made to the base salary for the top four named executive officers. Ms. Krasnow received a 2% increase in her 2009 base salary.

In March 2010, the compensation committee approved base salary increases for each of the named executive officers in connection with the updated compensation analysis prepared by Pearl Meyers & Partners. Effective January 1, 2010, Messrs. Sherif and de Vries each received a 7% increase in base salary; Mr. Daziel received a 3% increase in base salary; Mr. Hirschfeld received a 8% increase in base salary and Ms. Krasnow received a 10% increase in base salary.

For a description of the base salary paid to our named executive officers for 2009, please refer to the Summary Compensation Table.

Annual Bonus

The pay philosophy is to target annual cash compensation with reference to the 50th percentile of the selected comparable companies, with the opportunity to earn annual incentives in excess of that level based on achieving performance superior to the objectives established by our compensation committee. Annual cash incentives are paid to reward achievement of critical operating, financial, strategic and individual measures and goals that are expected to contribute to stockholder value creation over time.

Bonuses in 2009 were based on the following corporate financial metrics, which were designed to motivate our named executive officers to achieve profitable growth:

•	2009 revenues; and

•	2009 EBITDAO, representing net income calculated in accordance with GAAP, adding back interest, taxes, depreciation, amortization and stock-based compensation.

The compensation committee selected these metrics as broad indicators of the success of our business and the likely increase in stockholder value, in order to align executive incentives with the interests of stockholders. Both corporate financial metrics are weighted equally in determining the total financial metric factor, with the opportunity to earn annual incentives in excess of that level based on achieving performance superior to the objectives established by our compensation committee. The performance targets used for 2009 annual incentives included $135.3 million of revenues and $15.2 million of EBITDAO. The compensation committee established a target grid comparing revenues and EBITDAO at different levels. Based on the performance grid, the target bonus amount for each executive would be 100% of target if we attained each of the performance targets specified above, 60% of target if we attained $131.3 million of revenues and $12.2 million of EBITDAO, 110% of target if we attained $137.3 million of revenues and $15.2 million of EBITDAO and 173% of target if we attained $142.3 million of revenues and $22.2 million of EBITDAO. No bonus would be payable if either the $131.3 million revenue threshold or $11.2 million EBITDAO threshold was not met. The specific targets for each financial metric were, in the judgment of the compensation committee, achievable but nevertheless subject to a number of uncertainties and extraneous influences which could prevent their achievement. Earned bonus amounts are subject to positive and negative adjustment at the committee’s discretion. In exercising such discretion, the committee is not required to follow a strict formulaic approach and is encouraged to look at the overall company and individual performance in the context of the objectives. In addition, our compensation committee has discretion to adjust the actual results related to the performance targets, positively or negatively, for items which, in the opinion of the compensation committee, were not reasonably within management’s control. Ultimate achievement of performance objectives were evaluated by our compensation committee based on the annual targets and after considering overall events and factors for the year. Having determined that the executive team met its financial and non-financial objectives for the year, the committee determined that each of the named executive officers (with the exception of Ms. Krasnow discussed below) be awarded a bonus percentage at 169.4% of target based on achievement of the financial performance criteria discussed above. Our compensation committee also assessed certain subjective aspects of management performance, including sales activities in emerging product lines, continued improvements in financial controls and development of a strategic plan. Having determined that these previously established non-financial objectives for the year had been satisfied, the committee determined that the named executive officers receive the full additional bonus pool amount of $200,000 allocated as follows: Messrs. Sherif and de Vries each received an additional bonus award of $50,638; Mr. Dalziel received an additional bonus award of $36,170; Mr. Hirschfeld received an additional bonus award of $45,213; and Ms. Krasnow received an additional bonus award of $17,340.

Incentive bonuses are also subject to possible adjustment based on the achievement of individual objectives at the discretion of the committee. Individual performance goals and objectives are not formally pre-established and documented for each named executive. Rather, the compensation committee reserves discretion to examine significant contributions made by each named executive officer based upon the recommendations of the chief executive officer and the committee’s deliberations.

Although the compensation committee has discretion to adjust annual cash incentives based on individual objectives, they did not do so for 2009. For future periods, specific objectives may be set for any named executive officer based on his or her individual responsibilities. While goals may be subjective by nature, to the extent possible, the committee will select objective and quantifiable targets in order to improve accountability for results. The compensation committee may determine the degree to which each named executive officer achieved targeted personal objective goals, based on the evaluation of our chief executive officer for the other named executive officers and for our chief executive officer, based on the committee’s deliberations.

For 2009, the annual cash incentive bonus for Ms. Krasnow was based 60% on achievement of the corporate financial performance criteria discussed above and 40% on a subjective assessment of her individual effectiveness and accomplishments during 2009. Ms. Krasnow’s 2009 bonus target was 40% of her base salary. For 2009, Ms. Krasnow received a cash bonus in the amount of $136,205 (excluding her $17,340 allocation of the pool for non-financial objectives), representing approximately 57% of her base salary for the year. Ms. Krasnow was awarded an amount in excess of her target amount primarily due to the 169.4% corporate performance factor resulting from achievement of the corporate financial performance criteria discussed above.

For a description of the bonuses earned by our named executive officers in 2009, please refer to the Summary Compensation Table.

Long-Term Incentives

We believe that long-term performance is achieved through an ownership culture that encourages participation by our executive officers in equity-based awards. Our incentive plans have been established to provide our current and future directors, officers, consultants and advisors, including our executive officers, with incentives to help align their interests with the interests of our stockholders. We believe that the use of equity-based awards offers the best approach to achieve our compensation goals.

For 2009, the compensation committee used equity awards to reward our named executive officers for success associated with longer-term strategies that increase stockholder value, and to promote commitment and retention. Our plan-based equity awards, consisting of both stock options and shares of restricted stock, generally vest over four years, which the compensation committee believes encourages retention of key leadership while aligning their interests with the interest of stockholders in our business growth and stock price appreciation. In 2009, approximately 50% of the value of our equity awards to named executive officers was in the form of stock options and 50% was in the form of restricted stock. The compensation committee believes using a combination of performance based equity is appropriate because it provides a reasonable blend of near-term and long-term incentives to drive future stockholder return.

The compensation committee believes that stock options are an important form of long-term incentive compensation because they align the executive officer’s interests with stockholder interests in rising prices of our common stock, since the options have value only if our stock price increases over time. The compensation committee also observed that awards of restricted stock units are increasingly common at our peer group companies, in part because the intrinsic value of restricted stock has a retentive effect irrespective of fluctuations in our stock price.

The aggregate number of stock options and restricted stock granted to our named executive officers is based on an estimated target value of the equity awards. The compensation committee believes that annual equity awards generally create strong incentives to drive future stockholder return, and determines annual equity awards for each executive with reference to our peer group benchmark. We generally set total equity-based compensation to approximate the 60th percentile of peer group equity compensation for each executive. In addition to benchmarking, the compensation committee considers a broad range of factors in making equity awards, including individual performance, expected future contribution, the importance of the position to the success of our business in meeting our operating plan, and the value of the named executive officer’s unvested equity awards.

We formalized our process for granting equity-based awards to officers and employees following our initial public offering in June 2009. Under our equity award grant policy all grants must be approved by our compensation committee. All stock options are awarded at fair value and calculated based on our closing market price on the grant date. Under our equity award grant policy, equity awards will typically be made on a regularly scheduled basis, as follows:

•

grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will be made on the first trading day of the month following the later of (i) the hire date or the promotion date or (ii) the date on which such grant is approved; and

•	grants made to existing employees other than in connection with a promotion will be made on an annual basis.

In addition to the standard annual award described above, following completion of our initial public offering we also made a one-time special grant to Mr. Dalziel of 10,714 shares of restricted stock and options to purchase 17,730 shares and a one-time special grant to Mr. Hirschfeld of 9,241 shares of restricted stock and options to purchase 15,293 shares. These special awards represented 75% of the value of their respective annual long-term incentive awards for the year and were granted to Messrs. Dalziel and Hirschfeld based on the subjective determination of our compensation committee with input from Pearl Meyer & Partners in recognition of their contributions to our IPO process and their ongoing roles as public company executives. Ms. Krasnow’s 2009 equity-based compensation also includes a special award of 72,500 options granted in January 2009.

For a description of the stock options and restricted stock granted to our named executive officers in 2009, please refer to the Summary Compensation Table.

Post-Termination Compensation and Benefits.

We believe a change in control plan serves as an important retention tool to ensure that personal uncertainties do not dilute our executive’s complete focus on promoting stockholder value.

Consequently, in January 2009 we entered into agreements with certain of our executive officers that provide them with certain benefits upon the termination of their employment following a change of control in our company. These benefits include a lump sum payment equal to 100% of the executive’s annual base salary and target bonus, the continuation of employee benefits (at our expense) for 12 months following termination and the accelerated vesting of equity compensation awards. In connection with its approval of these agreements, the compensation committee considered competitive market and best practice data provided by outside advisors. The compensation committee also reviewed the cost to the company of such agreements and the individual payout levels to the executives under various scenarios. Following its review, the compensation committee determined that the cost of these agreements was reasonable and not excessive, given the benefit conferred to us. We believe that these agreements will help to maintain the continued focus and dedication of these executive officers to their assigned duties without the distraction that could result from the possibility of a change-of-control.

For additional information on these change-in-control agreements, see “Potential Payments upon Termination of Employment or a Change of Control” below.

Equity Benefit Plans

Fast Track Systems Inc. 1999 Incentive Stock Plan

In connection with the acquisition of Fast Track Systems, Inc. on March 17, 2008, we assumed the Fast Track Systems Inc. 1999 Incentive Stock Plan, or FT 1999 Plan. As of April 1, 2010, options to purchase 32,215 shares of common stock were outstanding under the FT 1999 Plan. Our board of directors does not intend to grant any further awards under the FT 1999 Plan.

Amended and Restated 2000 Stock Option Plan

Our Amended and Restated 2000 Stock Option Plan, or 2000 Option Plan, provides for the grant of nonstatutory and incentive stock options to our employees, directors and consultants. As of April 1, 2010, options to purchase 2,129,446 shares of common stock were outstanding under the 2000 Option Plan. Our board of directors does not intend to grant any further awards under the 2000 Stock Plan.

2009 Long-Term Incentive Plan

Our board of directors and existing stockholders have adopted and approved our 2009 Long-Term Incentive Plan, or 2009 Plan. The 2009 Plan became effective upon completion of our IPO and is a comprehensive incentive compensation plan under which we can grant equity-based and other incentive awards to officers, employees and directors of, and consultants and advisers to our company and our subsidiaries. The purpose of the 2009 Plan is to help us attract, motivate and retain such persons and thereby enhance stockholder value.

We have reserved up to 2,500,000 shares of our common stock for issuance under the 2009 Plan. Unissued shares covered by awards that terminate, shares that are forfeited, and shares withheld or surrendered for the payment of the exercise price or withholding obligations associated with an award will remain available for issuance under the 2009 Plan. The number of shares issuable under the 2009 Plan is subject to adjustment in the event of certain capital changes affecting outstanding shares of our common stock, such as the payment of a stock dividend, a spin-off or other form of recapitalization.

Awards under the 2009 Plan may be in the form of stock options, restricted stock and other forms of stock-based incentives, including stock appreciation rights and deferred stock rights.

•

Stock options represent the right to purchase shares of our common stock within a specified period of time for a specified price. The purchase price per share must be at least equal to the fair market value per share on the date the option is granted. Stock options may have a maximum term of ten years. Our compensation committee has the flexibility to grant stock options that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code.

•

Restricted stock awards consist of the issuance of shares of our common stock subject to certain vesting conditions and transfer restrictions that lapse based upon continuing service and/or the attainment of specified performance objectives. The holder of a restricted stock award may be given the right to vote and receive dividends on the shares covered by the award.

•

Stock appreciation rights entitle the holder to receive the appreciation in the fair market value of the shares of our common stock covered by the award between the date the award is granted and the date the award is exercised. In general, settlement of a stock appreciation right will be made in the form of shares of our common stock with a value equal to the amount of such appreciation.

•

Deferred stock awards represent the right to receive shares of our common stock in the future, subject to applicable vesting and other terms and conditions. Deferred stock awards are generally settled in shares of our common stock at the time the award vests, subject to any applicable deferral conditions as may be permitted or required under the award. The holder of a deferred stock award may not vote the shares covered by the award unless and until the award vests and the shares are issued. Dividend equivalents may or may not be payable with respect to shares covered by deferred stock award.

The 2009 Plan also provides for stock bonus and other forms of stock-based awards and for cash incentive awards.

The 2009 Plan is administered by the compensation committee of our board of directors. Subject to the terms of the 2009 Plan, the compensation committee (or its designee) may select the persons who will receive awards, the types of awards to be granted, the purchase price (if any) to be paid for shares covered by the awards, and the vesting, forfeiture and other terms and conditions of the awards. In general, awards granted under the 2009 Plan will not be transferrable.

In the event of a change in control or sale event as described in the 2009 Plan, outstanding awards under the 2009 Plan may be converted into equivalent awards with respect to shares of an acquiring or successor company (or corporate parent), subject to substantially similar vesting and other terms and conditions. In general, if an outstanding award is not so converted, it will become fully vested and will be cashed out or otherwise entitled to participate in the change in control transaction or sale event based upon its then intrinsic value.

Unless sooner terminated by our board of directors, the 2009 Plan shall expire on the tenth anniversary of the date of its adoption. The board of directors may amend or terminate the 2009 Plan at any time, provided, however, that no such action may adversely affect outstanding awards without the holder’s consent. Amendments to the 2009 Plan will be subject to stockholder approval if and to the extent required in order to comply with applicable legal or stock exchange requirements.

The 2009 Plan is intended to constitute a plan described in Treasury Regulation Section 1.162-27(f)(1), pursuant to which the deduction limits under Section 162(m) of the Internal Revenue Code do not apply during the applicable reliance period, which would end upon the earliest of: (i) a material modification of the 2009 Plan, (ii) the issuance of all available shares under the 2009 Plan, or (iii) the first stockholders’ meeting at which directors are to be elected that occurs after the close of the third calendar year in which we become publicly held.

2009 Employee Stock Purchase Plan

Our 2009 Employee Stock Purchase Plan, or ESPP, has been adopted by our board of directors and our existing stockholders. The ESPP became effective upon completion of our IPO, but we are not planning to implement the ESPP until July 1, 2010. A total of 500,000 shares of our common stock are reserved for issuance under the ESPP.

Under the ESPP, eligible employees will be allowed to purchase shares of our common stock at a 5% discount from the share price at the end of the offering period. Purchases are made at the end of the ESPP offering periods which, unless changed, will be semi-annual periods ending June 30 and December 31 of each year. Funds used to purchase shares at the end of an offering period are accumulated through payroll deduction during an offering period. Participants may withhold as much as 10% of their pay under the ESPP and their participation is completely voluntary. There is a $25,000 limit on the value of shares that may be purchased by any participant under the ESPP in any calendar year.

In general, the ESPP will be open to all of our employees and to employees of our participating subsidiaries whose customary employment is more than twenty hours per week and for more than five months per calendar year. Employees who own 5% of our common stock (taking into account shares that may be acquired under the ESPP) are not eligible to purchase shares.

The ESPP is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code and to meet the requirements of a non-compensatory plan under ASC 718. The ESPP is administered by the compensation committee of our board of directors. Our board of directors has the right to amend or terminate the ESPP. In general, amendments may be made without stockholder approval, except for amendments that increase the number of shares that may be issued under the ESPP (other than increases due to certain capital changes).

Employee Benefits and Perquisites

Consistent with our compensation philosophy to attract and retain talent, we intend to continue to maintain competitive employee benefits and perquisites for all employees, including executive officers.

In 2009, our named executive officers, like our other employees, participated in various employee benefit plans, including medical and dental care plans, qualified 401(k) retirement plan, life, accidental death and dismemberment and disability insurance, paid time off and other benefits.

For a further description of these benefits in provided in 2009, please refer to the Summary Compensation Table.

We do not generally differentiate the benefits we offer our named executive officers from the benefits we offer our other employees and we also do not currently maintain any benefit programs exclusive to executives such as executive pension plans, deferred compensation plans, supplemental insurance or other executive retirement benefits. In the future, the compensation committee, in its discretion, may revise, amend or add to the officers’ executive benefits and perquisites as it deems advisable.

Risks Presented by Compensation Programs

We have reviewed our compensation policies for all employees, including employees who are not executive officers, as they pertain to risk, and we have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on our company. Several elements of the compensation program are designed to promote long-term stockholder value and incorporate components to mitigate risk, including using business goals that determine the level of incentive bonus our employees are entitled to, including the executive officers, and a four year vesting period for equity-based compensation. In addition, our executive officers are encouraged to retain common stock ownership in the company as this aligns them with other stockholders. To the extent that our compensation programs create a potential misalignment of risk incentives, we believe that we have more than adequate compensating controls to mitigate against the potential impact of any such misalignment. We also engage in an annual risk assessment process that is conducted by our internal audit department. The results of this risk assessment are reported annually to our audit committee and our full board of directors, and this assessment is designed in part to identify any activities that create improper risks to our company.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1.0 million on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our chief executive officer, chief financial officer and the next three most highly compensated officers, which we refer to herein as the named executive officers. However, performance-based compensation that meets certain requirements is excluded from this $1.0 million limitation.

The 2009 Long-Term Incentive Plan is intended to constitute a plan described in Treasury Regulation Section 1.162-27(f)(1), pursuant to which the deduction limits under Section 162(m) of the Internal Revenue Code do not apply during the applicable reliance period. In general, the reliance period ends upon the earliest of:

•	the expiration of the plan;

•	the material modification of the plan;

•	the issuance of all available stock and other compensation that has been allocated under the plan; or

•	the first stockholder meeting at which directors are to be elected that occurs after the close of the third calendar year in which we became publicly held.

While we seek to take advantage of favorable tax treatment for executive compensation where appropriate, the compensation committee may in the future award compensation which would not comply with the Section 162(m) requirements for deductibility if the compensation committee concluded that to be in our best interest.

Compensation Committee Report

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent the company specifically incorporates it by reference into such filing.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the compensation committee, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Carlos Dominguez (Chairman)

Neil Kurtz

George McCulloch

Summary Compensation Table

The following table provides information regarding the compensation of our chief executive officer, chief financial officer and each of the next three most highly compensated executive officers in the years ended December 31, 2009 and 2008. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)		Stock Awards(1) ($)	All Other Compensation(2) ($)		Total ($)
Tarek A. Sherif Chairman and Chief Executive Officer	2009 2008	$360,000 360,000	$524,958 448,000	$455,004 427,170		$761,600 —	$4,900 4,600	(3)	$2,106,462 1,239,770

Glen M. de Vries President	2009 2008	360,000 360,000	524,958 448,000	455,004 427,170		761,600 —	4,900 4,600		2,106,462 1,239,770

Bruce D. Dalziel Chief Financial Officer	2009	340,000	374,970	350,000		350,000	4,900		1,419,870
	2008	340,000	320,000	—		—	4,600		664,600

Steven I. Hirschfeld Executive Vice President—Global Sales and Alliances	2009 2008	240,000 240,000	468,713 400,000	301,878 —		301,868 —	4,900 4,600		1,317,359 644,600

Lineene N. Krasnow Executive Vice President—Product and Marketing	2009 2008	239,700 235,000	153,545 127,840	806,875 —	(4)	172,494 —	4,900 4,600		1,377,514 367,440

(1)	The dollar amounts shown for option awards and stock awards represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standard Codification, or ASC, 718, Compensation—Stock Compensation. For information on the assumptions used to calculate the value of the awards, refer to Note 10 to consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission on March 15, 2010.
(2)	Represents employer contribution to 401(k) plan.
(3)

Mr. Sherif resides in New York, New York and is required to work in our U.K. office on a frequent basis. During 2008, we paid rent on Mr. Sherif’s apartment in London, England, which totaled $42,353 (based on the exchange rate at December 31, 2008). Mr. Sherif has reimbursed us for his use of the apartment during

2008 in an amount totaling $24,000. We believe that Mr. Sherif’s reimbursements cover his incidental personal use of the apartment and that the costs incurred by us are comparable to or less than the costs we would have incurred to reimburse him for stays in London hotels. This arrangement was terminated in 2009, in association with Mr. Sherif’s decision not to renew the London apartment lease.

(4)	The amount in the option awards column for Ms. Krasnow includes a special award of 72,500 options granted in January 2009 outside of the annual grant process.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our named executive officers during the year ended December 31, 2009:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards(2) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Tarek A. Sherif	6/24/2009	32,500	—	$—	$455,000
Tarek A. Sherif(4)	6/24/2009	21,900	—	—	306,600
Tarek A. Sherif	6/24/2009	—	53,783	14.00	455,004
Glen de Vries	6/24/2009	32,500	—	—	455,000
Glen de Vries(4)	6/24/2009	21,900	—	—	306,600
Glen de Vries	6/24/2009	—	53,783	14.00	455,004
Bruce D. Dalziel	6/24/2009	25,000	—	—	350,000
Bruce D. Dalziel	6/24/2009	—	41,371	14.00	350,000
Steven I. Hirschfeld	6/24/2009	21,562	—	—	301,868
Steven I. Hirschfeld	6/24/2009	—	35,683	14.00	301,878
Lineene N. Krasnow	1/15/2009	—	72,500	15.70	634,376
Lineene N. Krasnow	6/24/2009	12,321	—	—	172,494
Lineene N. Krasnow	6/24/2009	—	20,390	14.00	172,499

(1)	Each stock option and restricted stock award was granted pursuant to our 2009 Long-Term Incentive Plan, except for the special award granted to Ms. Krasnow on January 15, 2009 pursuant to our Amended and Restated 2000 Stock Option Plan. The stock options vest in 48 equal monthly installments commencing one month after the grant date. The restricted stock awards vest 25% on each anniversary of the grant date, except for the awards granted to Messrs. Sherif and de Vries in connection with their 2008 compensation packages. See Note 4 below for details.
(2)	The exercise price per share for stock options granted on June 24, 2009 represents our initial public offering price at $14.00 per share. The exercise price per share for stock options granted on January 15, 2009 represents the fair value per share of our common stock based on the valuation reports prepared by an unrelated third-party valuation firm, Financial Strategies Consulting Group, LLC, or FSCG. For information on the assumptions and methodologies used in determining the fair value of our common stock prior to our initial public offering, refer to Management’s Discussion and Analysis of Financial Condition and Results of Operation included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission on March 15, 2010.
(3)	The amounts in this column represent the aggregate grant date fair value, computed in accordance with ASC 718, of each stock option and restricted stock award granted to the named executive officer in 2009.
(4)	Upon completion of our IPO, we granted 21,900 shares of restricted stock to each of Messrs. Sherif and de Vries as a part of their 2008 compensation packages. These restricted stock awards vest over a four-year period from August 13, 2008 with 25% vesting on each anniversary of such date. The first vesting date of August 13, 2009 was deferred to December 22, 2009 due to lock-up provisions pursuant to the underwriting agreements in connection with our IPO.

Outstanding Equity Awards at December 31, 2009

The following table provides information regarding equity awards granted to our named executive officers that were outstanding at December 31, 2009:

Name	Option Awards						Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Tarek A. Sherif	8/13/2008	12,243	24,487	(2)	$19.75	8/13/2018	—		$—
Tarek A. Sherif	6/24/2009	6,723	47,060	(3)	14.00	6/24/2019	32,500	(4)	507,650
Tarek A. Sherif	6/24/2009	—	—		—	—	16,425	(5)	256,559
Glen de Vries	8/13/2008	12,243	24,487	(2)	19.75	8/13/2018	—		—
Glen de Vries	6/24/2009	6,723	47,060	(3)	14.00	6/24/2019	32,500	(4)	507,650
Glen de Vries	6/24/2009	—	—		—	—	16,425	(5)	256,559
Bruce D. Dalziel	10/2/2007	124,311	96,689	(2)	12.08	10/2/2017	—		—
Bruce D. Dalziel	6/24/2009	5,171	36,200	(3)	14.00	6/24/2019	25,000	(4)	390,500
Steven I. Hirschfeld	9/25/2002	183,334	—		0.17	9/24/2012	—		—
Steven I. Hirschfeld	8/3/2006	144,095	24,605	(2)	5.00	8/3/2016	—		—
Steven I. Hirschfeld	6/24/2009	4,459	31,224	(3)	14.00	6/24/2019	21,562	(4)	336,798
Lineene N. Krasnow	8/15/2005	70,000	—		0.62	8/15/2015	—		—
Lineene N. Krasnow	1/15/2009	16,614	55,886	(3)	15.70	1/15/2019	—		—
Lineene N. Krasnow	6/24/2009	2,548	17,842	(3)	14.00	6/24/2019	12,321	(4)	192,454

(1)	For a better understanding of this table, we have included an additional column showing the grant date of the stock options and restricted stock awards.
(2)	The shares underlying these option grants vest 25% on the first anniversary of the date of grant, and then 1/48 per month after that date until the option is fully vested on the four year anniversary of the grant date.
(3)	The shares underlying these option grants vest in 48 equal monthly installments commencing one month after the grant date.
(4)	The restricted stock awards vest 25% on each anniversary of the grant date, subject to the executive’s continued employment.
(5)	The restricted stock awards vest over a four-year period from August 13, 2008 with 25% vesting on each anniversary of such date, subject to the executive’s continued employment.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised by our named executive officers during 2009 and restricted stock awards that vested during fiscal 2009. The value realized for such options and restricted stock awards is also provided. For options, the value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options. For stock awards, the value realized on vesting is equal to the market price of the underlying shares at vesting.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Tarek A. Sherif	—	$—	5,475	$82,399
Glen de Vries	—	—	5,475	82,399
Bruce D. Dalziel	—	—	—	—
Steven I. Hirschfeld	—	—	—	—
Lineene N. Krasnow	75,000	1,016,625	—	—

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans in effect as of December 31, 2009. Each of our equity compensation plans is an “employee benefit plan” as defined by Rule 405 of Regulation C of the Securities Act.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	2,812,801	$8.85	1,776,268
Equity compensation plans not approved by security holders	—		—

Total	2,812,801	$8.85	1,776,268

Potential Payments upon Termination of Employment or a Change of Control

We have entered into change in control agreements with our chief executive officer and our other named executive officers. These agreements provide for payments to be made to each named executive officer upon termination of employment. Payments will be due in the event the named executive officer’s employment is involuntarily terminated by us without cause or by the executive for “good reason,” as defined in the agreements, within a two-year period following a “change of control.” These agreements provide that, upon a qualifying termination event, a named executive officer will be entitled to:

•	a payment equal to the executive’s target annual incentive award amount for the year of termination based on the date of termination, prorated based on the date of termination;

•

a severance payment equal to the executive’s base salary for the year of termination plus the executive’s full target bonus amount for the year of termination (or, if greater, the annual incentive award amount actually paid to the executive for the previous year);

•	continuation of health benefits (at our expense) for 12 months;

•	immediate vesting of any remaining unvested equity awards; and

•

a tax gross-up payment under Section 280G of the Internal Revenue Code sufficient to reimburse the executive for 50% of any excise taxes payable as a result of any termination payments following a change in control, if applicable.

The severance and pro rata bonus amounts are payable in cash, in a lump sum. Receipt of these benefits are conditioned upon the executive executing a general release of claims against the company. As of January 1, 2010, in the event of a qualifying termination Mr. Sherif would have been entitled to cash payments totaling $909,958, Mr. de Vries would have been entitled to cash payments totaling $909,958, Mr. Dalziel would have been entitled to cash payments totaling $724,970, Mr. Hirschfeld would have been entitled to cash payments totaling $728,713 and Ms. Krasnow would have been entitled to cash payments totaling $413,528.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all such filings.

Based solely on our review of copies of such filings, or written representations from Reporting Persons that all reportable transactions were reported, we believe that during 2009, the Reporting Persons timely filed all reports they were required to file under Section 16(a), except as follows: George McCulloch, a director, filed a Form 3 (Initial Statement of Beneficial Ownership of Securities) one day after the report was due and Peter Sobiloff, a director, filed one late Form 4 (Statement of Changes in Beneficial Ownership of Securities) to report the conversion of preferred stock held by the Insight Partnerships into common stock upon the closing of our IPO and the subsequent sales of these shares by the Insight Partnerships in the IPO and in the secondary public offering.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 24, 2010 by:

•	each of our directors;

•	each of our named executive officers;

•	all our directors and executive officers as a group; and

•	each person or entity who is known by us to beneficially own 5% or more of our outstanding common stock.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person that are, or within 60 days will become, exercisable, but excludes shares of common stock underlying options held by any other person.

Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Percentage of ownership is based on 23,115,391 shares of common stock outstanding on March 24, 2010.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 79 Fifth Avenue, 8th Floor, New York, New York 10003.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(2)	Percent
Executive Officers and Directors:
Tarek A. Sherif(3)	1,120,207	4.8%
Glen M. de Vries(3)	1,364,113	5.9%
Bruce D. Dalziel(4)	192,949	*
Steven I. Hirschfeld(5)	416,621	1.8%
Lineene N. Krasnow(6)	111,433	*
Carlos Dominguez(7)	10,900	*
Neil M. Kurtz, M.D.(8)	91,033	*
George W. McCulloch(9)	6,033	*
Peter Sobiloff(10)	1,031,409	4.5%
Robert Taylor (11)	15,900	*
All Executive Officers and Directors as a group (10 persons)	4,354,565	18.2%

5% Stockholders:
Fred Alger Management, Inc.(12)	1,911,697	8.4%

*	Represents beneficial ownership of less than one percent (1.0%) of the outstanding common stock.
(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	For each of our executive officers and directors, the shares listed in this column include the following shares of restricted stock (which are subject to forfeiture and shall be automatically transferred back to the company upon termination or cessation of service if the vesting conditions have not been satisfied): 48,925 shares for Mr. Sherif; 48,925 shares for Mr. de Vries; 25,000 shares for Mr. Dalziel, 21,562 shares for Mr. Hirschfeld; 12,321 shares for Ms. Krasnow; 6,171 shares for Mr. Dominguez; 3,571 shares for Mr. Kurtz; 3,571 shares for McCulloch; 7,142 shares for Sobiloff; and 6,171 shares for Mr. Taylor. Each of these persons has sole voting power but no investment power over these shares of restricted stock, except as noted below.
(3)	Includes 27,273 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 24, 2010.
(4)	Includes 155,949 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 24, 2010.
(5)	Includes 338,434 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 24, 2010.
(6)	Includes 98,412 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 24, 2010.
(7)	Includes 4,729 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 24, 2010.
(8)	Includes 87,462 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 24, 2010.
(9)	Includes 2,462 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 24, 2010. Mr. McCulloch has granted all economic benefits relating to these shares of restricted stock and options to the Insight Partnerships (defined below), pro rata in accordance with these entities’ ownership of our common stock. Mr. McCulloch therefore disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.
(10)	Includes 804,334 shares held by Insight Venture Partners IV, L.P., 106,588 shares held by Insight Venture Partners (Cayman) IV, L.P., 100,949 shares held by Insight Venture Partners IV (Co-Investors), L.P. and 7,472 shares held by Insight Venture Partners IV (Fund B), L.P. Insight Venture Associates IV, L.L.C. is the general partner of each of the Insight partnerships (collectively, the “Insight Partnerships”). Also includes (i) 7,142 shares of restricted stock and (ii) 4,924 options exercisable within 60 days of March 24, 2010, which were granted to Messrs. McCulloch and Sobiloff. Messrs. McCulloch and Sobiloff have granted all economic benefits relating to these shares of restricted stock and options to the Insight Partnerships, pro rata in accordance with those entities’ ownership of our common stock. Mr. Sobiloff therefore disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.
(11)	Includes 4,729 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 24, 2010.
(12)	This information is based solely on a Schedule 13G filed with the SEC on February 16, 2010 by Alger Associates, Inc. and Fred Alger Management, Inc. These reporting persons reported sole dispositive power and sole voting power as to all of the shares. By virtue of the Alger family’s ownership of a controlling interest in Alger Associates, Inc., which directly owns Fred Alger Management, Inc., ownership of the shares may be imputed to the Alger family. The address of the principal business office for each of these reporting persons is 111 Fifth Avenue, New York, New York 10003.

RELATED PERSON TRANSACTIONS

Policy and Procedure for Approval of Related Person Transactions

We have a formal policy that requires all related party transactions, which includes transactions with directors, officers and holders of five percent or more of our voting securities and any member of the immediate family of and any entity affiliated with any of the foregoing persons, to be approved by our audit committee or another independent body of our board of directors. In approving or rejecting any such proposal, our audit committee (or other independent committee) is to consider the relevant facts and circumstances available and deemed relevant to the committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Transactions with Related Persons

Based on a review of the transactions and arrangements between the company and any related person or related person affiliate, we did not engage in any other transactions or series of similar transactions in which the amount involved exceeded $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as our principal independent registered public accounting firm for the fiscal year ended December 31, 2009. Deloitte & Touche LLP has been appointed by the audit committee as the independent registered public accountant firm for us and our subsidiaries for the year ending December 31, 2010. This appointment is being presented to the stockholders for ratification. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make statements if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required

If a quorum is present at the Annual Meeting, the ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of at least a majority of the votes cast on the matter.

Board Recommendation

Your board of directors recommends a vote “FOR” such ratification. If the stockholders fail to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, it is not anticipated that Deloitte & Touche LLP will be replaced in 2010. Such lack of approval will, however, be considered by the audit committee in selecting our independent registered public accounting firm for 2011.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth fees billed for professional audit services and other services rendered to the company by Deloitte & Touche LLP and its affiliates for the years ended December 31, 2009 and 2008.

	2009	2008
Audit Fees	$1,732,000	$3,650,000
Audit-Related Fees	1,570,000	659,000
Tax Fees	0	30,000
All Other Fees	2	0

Total	$3,304,000	$4,339,000

Audit Fees. Audit fees for both years consisted of aggregate fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of interim consolidated financial statements, consultations on accounting matters directly related to the audit, or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. Audit fees were also incurred in anticipation of the company’s initial public offering.

Audit-Related Fees. Audit-related fees consists of aggregate fees billed for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under Audit Fees. The amount for 2008 and 2009 included $477,000 and $1,086,000, respectively, of costs associated with the Registration Statement on Form S-1 relating to our initial public offering.

Tax Fees. Tax fees consisted principally of assistance with matters related to tax compliance and reporting.

All Other Fees. All other fees consists of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of amounts paid for the use of an online accounting research tool.

Audit Committee Report

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent the company specifically incorporates it by reference into such filing.

The audit committee operates under a written charter approved by the board of directors, which provides that its responsibilities include the oversight of the quality of the company’s financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation, and oversight of the company’s independent registered public accounting firm, Deloitte & Touche LLP, including reviewing its independence; reviewing and approving the planned scope of the company’s annual audit; reviewing and pre-approving any non-audit services that may be performed by Deloitte & Touche LLP; the oversight of the company’s internal audit function; reviewing with management and the company’s independent registered public accounting firm the adequacy of internal financial controls; and reviewing the company’s critical accounting policies and estimates and the application of accounting principles generally accepted in the United States.

The audit committee oversees the company’s financial reporting process on behalf of the board of directors. Management is responsible for the company’s internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Deloitte & Touche LLP is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee’s main responsibility is to monitor and oversee this process.

The audit committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2009, with management. The audit committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The audit committee considered any fees paid to Deloitte & Touche LLP for the provision of non-audit related services and does not believe that these fees compromise Deloitte & Touche LLP’s independence in performing the audit.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that such audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

THE AUDIT COMMITTEE

Robert B. Taylor (Chairman)

Neil M. Kurtz, M.D.

George McCulloch

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The audit committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services. The audit committee shall pre-approve any additional audit services and permissible non-audit services.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations

In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2011 annual meeting of stockholders, the written proposal must be received by the Corporate Secretary at the address below. The Corporate Secretary must receive the proposal no later than December 10, 2010. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

Medidata Solutions, Inc.

79 Fifth Avenue, 8th Floor

New York, New York 10003.

For a stockholder proposal that is not intended to be included in the proxy statement for the 2011 annual meeting of stockholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than January 19, 2011 and not later than February 18, 2011. The notice of a proposed item of business must provide information as required in our bylaws which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; the text of the proposal or matter; your name, address, and number of shares you own beneficially or of record; and any material interest you have in the proposal.

The notice of a proposed director nomination must provide information and documentation as required in our bylaws which, in general, require that the notice of a director nomination include the information about the nominee that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws; the nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected; a description of any transaction or arrangement during the last three years between the stockholder making the nomination and the nominee in which the nominee had a direct or indirect material interest; and a completed and signed questionnaire, representation and agreement. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

Transaction of Other Business

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.

Annual Report on Form 10-K

Copies of our annual report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, are available without charge to stockholders upon request to Investor Relations, at the principal executive offices of Medidata Solutions, Inc. 79 Fifth Avenue, 8th Floor, New York, New York 10003.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

Householding

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that stockholders receive and lower printing and mailing costs for companies. Medidata and certain intermediaries are householding proxy materials for stockholders of record in connection with the Annual Meeting. This means that:

•	Only one notice of annual meeting, proxy statement and annual report will be delivered to multiple stockholders sharing an address unless you notify your broker or bank to the contrary;

•

You can contact Medidata by calling (212) 918-1800 or by writing to Investor Relations, Medidata Solutions, Inc., 79 Fifth Avenue, 8th Floor, New York, New York 10003 to request a separate copy of the notice of annual meeting, proxy statement or annual report for the Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and

•

You can request delivery of a single copy of the notice of annual meeting, proxy statement and annual report from your bank or broker if you share the same address as another Medidata stockholder and your bank or broker has determined to household proxy materials.

MEDIDATA SOLUTIONS, INC. 79 FIFTH AVENUE, 8TH FLOOR NEW YORK, NY 10003	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors
	Nominees		☐	☐	☐

01	Tarek A. Sherif	02 Glen M. de Vries 03 Carlos Dominguez 04 Neil M. Kurtz 05 George W. McCulloch
06	Peter Sobiloff	07 Robert B. Taylor

The Board of Directors recommends you vote FOR the following proposal (s):								For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.							☐	☐	☐
NOTE: In their discretion, proxies are authorized to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

MEDIDATA SOLUTIONS, INC.

Annual Meeting of Stockholders

May 18, 2010 10:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Tarek Sherif and Bruce Dalziel, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MEDIDATA SOLUTIONS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:00 AM, EST on 5/18/2010, at the Hilton Woodbridge, 120 Wood Avenue South, Iselin, New Jersey 08830, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side